EXHIBIT 99.1

Operator: Good day and welcome to the Hicks Acquisition and Graham Packaging Investor conference call. Today’s conference is being recorded.

At this time, I would like to turn the call over to Ms. Christina Vest, Senior VP of Hicks Acquisition. Please go ahead.

Christina Vest: Good morning everyone and thank you for joining us today to discuss the Hicks Acquisition/Graham Packaging agreement in principle that we announced this morning. The agreement in principle is non-binding and is subject to the negotiation and finalization of definitive documentation.

Before we begin, I’d like to remind you that this call may include forward-looking statements within the meaning of the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995.

As more fully discussed in our press release, such statements include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activities, performance or achievements to differ materially from results expressed or implied by our comments today.

Actual results may differ materially from the forward-looking statements we may make on this call. Hicks Acquisition Company, Inc. and Graham Packaging undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this presentation.

You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this call. All forward-looking statements we may make today are qualified in their entirety by this cautionary statement.

With me here today is Tom Hicks, Founder and Chairman of Hicks Acquisition Company, Inc.; Warren Knowlton, Chairman and CEO of Graham Packaging; Mark Burgess, COO and CFO of Graham Packaging; and Chinh Chu, Senior Managing Director at Blackstone.

I’d now like to turn the call over to Tom Hicks, who will provide you with a summary and overview of the agreement in principle. Tom?

Tom Hicks: Thank, Christina, and good morning, everyone. This morning, we announced that Hicks Acquisition Company I, Inc., a Dallas-based special purpose acquisition company or SPAC, has reached an agreement in principle for our transaction under which Graham Packaging Holdings Co. would go public through a combination with Hicks Acquisition and partnership with the Blackstone Group and the Graham Group, including Donald Graham.

Throughout this conference call, we will refer to the Blackstone Group and the Graham Group as the current Graham equity holders or the Blackstone led group. We believe that the agreement in principle, which would be valued at approximately $3.2 billion, would be the largest business combination to date between a SPAC and an industrial company.

If a transaction were completed, the combined enterprise would be renamed Graham Packaging Company and would apply for listing on the New York Stock Exchange.

The current Graham equity holders would remain in the aggregate the company’s largest stockholder and Blackstone would agree to remain the company’s largest stockholder for at least two years as they continue to play an important role in guiding Graham Packaging strategically and operationally.

As you may know, and as our press release indicates, Graham Packaging is a global market leader in value-added custom plastic containers and was founded in 1972.

It had net sales in 2007 of approximately $2.5 billion. Graham Packaging is a global technology and innovation leader in value-added, blow molded, rigid plastic containers for the branded food and the beverage household, personal care, specialty and automotive lubricate categories.

Approximately 90 percent of Graham Packaging’s sales are in product categories in which it holds the number one market position. Reflecting the importance to its customers of high levels of manufacturing expertise and technological innovation, Graham Packaging estimates that 80 percent of its products make use of proprietary technology.

Its customer base includes some of the most recognizable consumer product companies in the world, which Warren will elaborate on in a moment. Simply put though, it is practically impossible to look in your refrigerator at home, pantry, bathroom or garage and not find a product with Graham Packaging’s pervasive packaging.

This is a function of plastics benefits relative to glass, metal and paperboard including convenience, resealability and portability among other benefits. Since we launched Hicks Acquisition last September in what was at the time the largest ever SPAC IPO, we’ve looked at more than 100 possible transactions.

I believe that Graham Packaging is far and away the best transaction we could have pursued for a number of reasons. First, Graham Packaging is a premium asset. The company is recognized as the industry’s technology and innovation leader, which is reflected in its leading market positions.

Graham Packaging helps its customer differentiate their products in the marketplace and to increase sales making it a key partner to its customers. Second, since December, 2006, Graham Packaging has been led by a new world-class management team, headed by Warren Knowlton, Chairman and CEO, and Mark Burgess, COO and CFO.

Under their leadership, Graham Packaging has significantly improved its operational and financial performance. This has been reflected by an improvement in EBITDA margins since new management took over in December, 2006. Third, there is significant upside for new investors.

Graham Packaging will continue to pursue global growth opportunities with its blue chip multi-national customers and its large stable private base and strong free cash flow should support considerable earnings growth through deleveraging. For 2008, EBITDA should exceed $450 million.

We believe this would be a unique opportunity to partner alongside Hicks and Blackstone in taking Graham Packaging public. So Graham Packaging is clearly an outstanding company with a strong position in markets it serves, world-class technology, key customer relationships and what we believe is a very significant growth and earnings potential.

We think this could be an excellent investment for Hicks Acquisition and we anticipate signing definitive documentation and getting the deal done by year end.

Assuming the completion of definitive documentation and closing of the transaction, we look forward to working in partnership with Warren, Mark, the employees of Graham Packaging, and our good friends at Blackstone to enable the company to realize its full growth, earnings and investment potential.

With that, I’ll turn the call over to Warren Knowlton, Chairman and CEO of Graham Packaging, to provide you with some more detail on the company. Warren, congratulations.

Warren Knowlton: Thanks a lot, Tom, and good morning, ladies and gentlemen. As Tom indicated, Graham Packaging is the market leader in value-added custom plastic, rigid containers with strong positions in the food and beverage, household, automotive lubricants and personal care specialty product categories.

More than 90 percent of our sales are in product categories. We have the number one market position, clearly an enviable position. Last year, we produced more than 20 billion container units at 83 manufacturing plants in North America, Europe and South America.

Graham is the leading supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, food distributed in wide-mouth containers, condiments, beer, liquid laundry detergent and motor oil.

We provide custom value-added products to many of the world’s greatest consumer product companies, including among others, PepsiCo, Coca-Cola, Groupe Danone, Ocean Spray, Heinz, Abbott, Arizona Beverages, Nestle/Gerber. Other names include Anheuser-Busch, SAB Miller, Proctor & Gamble, Unilever, Church & Dwight, Dial/Henkel, Clorox and Colgate.

Graham Packaging has an extensive global footprint and has led the industry in situating its manufacturing operations on or near customers’ premises. We refer to this strategy as co-location and approximately one-third of our plants employ this manufacturing strategy. Graham is also the leader in sustainability efforts across the industry.

We take this role extremely seriously and are proud to have risen to the challenge through efforts such as lightweighting bottles by reducing the resin content. Our customers recognize our leadership and we regularly receive awards from our customers naming us as the supplier of the year.

Recently, we won the award of Heinz Ketchup’s packaging supplier of the year for the third straight year. This is unprecedented for any of Heinz’ suppliers. We also have won awards recently from Groupe Danone, Miller Brewing, Ocean Spray, and we’re named as a strategic partner by Coke.

We have also won numerous industry awards for innovation and execution in packaging the products to help our customers grow and gain market share. While technological innovation is a key contributor to this recognition, ultimately it comes down to the hard work and dedication of Graham Packaging’s exceptional group of employees.

In the food and beverage segment, which represents approximately 60 percent of the group’s sales or the company’s sales, Graham Packaging is the number one supplier of value-added custom plastic containers. Food and beverage can be broken down into two segments, PET which is transparent plastic like a Gatorade bottle, and POLY, which is more of an opaque plastic like the yogurt bottle.

In the PET segment where we introduce containers for shelf stable juice, sports drink, ketchup, sauces and ready-to-drink teas, we are 50 percent bigger than our nearest competitor. We are focused on higher growth applications including ready-to-drink teas and ((inaudible)) to water and we are the innovation and technology leader with (panelist) and lightweighting technologies.

In the POLY segment, where we produce containers for yogurt drinks, smoothies, nutritional beverages, juices and teas, Graham is five to six times bigger than our nearest competitor. Increased productivity continues to deliver improvement and the company’s technology advantage is driving in multi-(linear) plastic technologies.

Health trends and technology are driving new growth opportunities in this nutritional beverage market where Graham is well represented. The household chemical (ammonia) segment, which include liquid fabric care, dish detergents, bleach and motor oil represents approximately 30 percent of the company’s revenues.

Graham has a 40 percent share in liquid fabric care and our key customers are in the last phase of (concentrate) conversions resulting in the use of smaller containers with the ((inaudible)) of Graham Packaging is gaining share in the fast-growing sales of multi-(quart) oil achieving a 10 percent growth in 2008.

The personal care and specialty segment which includes hair care, skin care and other specialties is a smaller component of our business at eight percent of our sales, with much faster – with a much faster sales cycle. We have also been growing internationally.

We have strong global relationships with our multi-national customers combined with our technology advantage, provide significant opportunities using the on-site or co-location plant model. ((inaudible)) is primarily food and beverage products while South America includes food and beverage as well as household customers.

Some international markets are less advantaged in the conversion to plastic containers from glass, metal and paperboard packaging, and this creates the opportunity to benefit from a trend that has been an important driver of our growth in the United States.

We have a great team at Graham Packaging who bring many years of experience in the industry or an integral part of our long history of innovation and leadership.

All of us at Graham are looking forward to partnering with Tom and Blackstone, both of which have long track records of value creation, to continue to build a world-class packaging company.

With that, I’d like to turn it back to Christina to provide you with some more detail on the transaction. Christina?

Christina Vest: Thanks, Warren. As our press release indicates, the agreement in principle provides for a business combination between Hicks Acquisition Company, Inc. and Graham Packaging Holdings Company and a related series of restructuring transactions whereby the current Hicks Acquisition and Graham Packaging stockholders would become stockholders of Graham Packaging Company, a new holdings entity for the Graham Packaging business.

Under the terms of the agreement in principle, the current stockholders of Graham Packaging would receive approximately 350 million of cash held in trust, 35 million common shares and 2.8 million warrants upon completion of the transaction, if completed.

The purchase consideration would include a transfer of value to the current Graham equity holders of approximately 2.8 million founder’s shares and warrants. In exchange, the Hicks led sponsor would retain through a series of transactions earn out units, the shares of which would have a trigger price of 13.75 and the warrants of which would become exercisable at a strike price of $10 and a trigger price of $15.

Based on the agreement in principle, the transaction would be structured to preserve the company’s attractive existing capital structure, including bank credit facilities and senior and senior subordinated notes issues totaling approximately 2.5 billion and would not constitute a change of control under such facilities and the indentures to the note.

As Tom indicated, the existing Graham Packaging management team, including Chairman and CEO, Warren Knowlton and COO/CFO, Mark Burgess, would continue to lead the company.

Completion of the agreement in principle would be subject to expiration or early termination of the applicable Hart/Scott/Rodino waiting period, Hicks Acquisition’s stockholder approval, and other customary closing conditions and would be expected to occur later this year, possibly as early as the third calendar quarter.

Completion of the deal would require, among other things, the support of more than 50 percent of Hicks Acquisition’s public stockholders. The filing of proxy materials and a shareholder vote would follow at a later date. For the agreement in principle to be completed, the merged entity would be renamed Graham Packaging Company and would apply for listing on the New York Stock Exchange.

The company’s board of directors would consist of representatives of Blackstone, Graham Packaging and Hicks Acquisition. Hicks Acquisition’s existing public stockholders, along with the sponsor entity controlled by Mr. Hicks, would own approximately 66 percent of Graham Packaging’s common shares outstanding after the completion of the transaction.

The current Graham equity holders, led by Blackstone, would remain in the aggregate the company’s largest shareholder with approximately 34 percent of the common shares outstanding and would continue to play an important role in guiding the company.

The aforementioned common stock ownership percentages are calculated as basic ownerships and exclude warrants and options from that ownership calculation. The merged company would have 121.5 million shares outstanding on a fully diluted basis.

The company’s pro forma fully diluted equity value would be approximately 1.2 billion and its pro forma net debt would be just under 2.3 billion. The implied firm value on a fully distributed basis would thus be 3.485 billion. With regard to implied trading multiples, the ratio of firm value to estimated 2008 adjusted EBITDA is 7.7 times.

By comparison, looking at peer group median multiples over the past 60 days, the ratio of firm value to estimated (2008) EBITDA has been about eight times. So we think Graham Packaging represents a very attractive opportunity for multiple expansion and creation of long-term shareholder value.

I’ll now turn the call back over to Tom for a few comments before we open it up to questions. Tom?

Tom Hicks: Thanks, Christina, and thanks, Warren. I’d like to summarize why we like Graham Packaging and why we think it’s a great investment opportunity for Hicks Acquisition. Graham Packaging is the premier asset in the value-added custom rigid plastic container segment of the packaging industry.

It’s the technology and innovation leader in its space with leading market positions in every category. It has long-standing relationships with blue chip global consumer products companies including PepsiCo, Coca-Cola, Danone, Dannon and many others.

It has a new world-class senior management team that was installed at December, 2006, and it has created a new culture of accountability, commitment to profitable growth and shareholder value creation. The team is on track to achieve a 300 basis point improvement in EBITDA margin in just 24 months.

Graham Packaging has a large and stable profit base with over 450 million of EBITDA and industry-leading EBITDA margins. It’s got global growth opportunities with a large and growing number of multi-national customers. It has margin stability through resin price pass through, has got strong free cash flow to support considerable earnings growth through deleveraging.

And so in short, we think this would be a unique opportunity for public shareholders to partner with two of the world’s very experienced and very successful private equity investors, (exit) Blackstone by taking Graham Packaging public through an important and exciting transaction, pursuant to the terms of an agreement in principle that was announced this morning.

We thank you for your attention and we’d now be happy to take your questions. Operator?

Operator: Thank you, sir. The question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one to ask a question.

And our first question is with Joe Stivaletti with Goldman Sachs.

Joe Stivaletti: Hi, good morning, just a couple of things. Do you have any – I just wanted to confirm, there is no plan for any debt reduction here? I saw the net debt going from around 2.5 down to 3.3, but I assume that’s just cash, an increase in cash.

Christina Vest: The net debt does assume that there is some repayment, approximately 150 million. That of course is predicated and to change depending on any redemptions that might occur as part of this process.

Joe Stivaletti: And which component of that would be repaid? What are you anticipating, that 150 million?

Christina Vest: I believe that would be used to repay a portion of the Term B.

Joe Stivaletti: OK, but you’re not required to do any of that, that would be just voluntary?

Christina Vest: Yes.

Joe Stivaletti: OK. And then just to clarify, in your press release, you mentioned a $3.2 billion value and when you walked us through, you were at just slightly go (over) 3.5 billion. I didn’t know if you could just tell us the difference?

Christina Vest: Yes, the difference is the $3.485 billion valuation is on a fully distributed basis after giving effect to the warrants.

Joe Stivaletti: OK and just a final question, I was wondering if you had any kind of – any kind of profit improvement or any kind of, you know, cost reduction program that, you know, that you were in a position to quantify for us at this time?

Christina Vest: I would have to ask the management team if they were in a position to quantify that for you.

Warren Knowlton: Yes, Joe, at this – at this – we do have a number of initiatives under way. We began those really when Mark and I first got here some 18 plus, 20 months ago.

We have those initiatives and a number of various, looking at a plant footprint, looking at – looking at obviously all the manufacturing and overhead costs, looking over the company, looking at where we can grow profitably and understand the difference between profitable growth and which product lines we want to grow.

This is – this is something which is under way. I don’t think we’re in a position to quantify that. Mark, any other comments to add?

Mark Burgess: No. As Warren said, you know, we introduced what’s called an earnings improvement process that, you know, continues to become part of the culture of our company and it’s ongoing and expect to continue to be able to realize improved profitability by the execution of that. But we’ve not been able – we’ve not quantified the impact of that historically or now.

Warren Knowlton: I think Tom gave you an approximation of the amount of the basis point increase in the first year and also the estimated increase in improvement in EBITDA in the first couple of years.

Joe Stivaletti: Right, right, OK. No, that’s very helpful, and you know, just one other thing, I mean, do you – I know this isn’t an earnings call, but I just wondered if given the real volatility we’re seeing in cost and the movement (stuff), I know you guys have done a great job in the past, you know, year and a half or so of dealing with that and still showing EBITDA improvement.

I wondered if you, you know, if you wanted to weigh in a little bit on this significant inflation we’re seeing lately and, you know, how you’re finding your ability to deal with that?

Warren Knowlton: I need to be – the first – the first piece of that is understanding our metrics and as I mentioned before, looking at ways that we can understand the areas in which we should grow and where we should – where we should devote our time and our resources.

Mark can give you an idea of what we’ve been doing obviously in areas such as energy, other inflationary areas, labor and right across the piece, so Mark?

Mark Burgess: The most important part is we do have contractual documentation that allows us to pass on the cost of resin to the extent that it increases. On the other hand, you know, if resin prices go down, we pass on that benefit to the customer, but have a very effective mechanism that allows us to mitigate the risk of volatility in resin.

As it relates to the energy factor of our cost, we continue to try to negotiate that as an element in our contracts and, you know, roughly 75 percent of our contracts who have energy pass-throughs. So we’re very focused on the energy and obviously resin impact on our business and for the most part, have been able to find pretty effective ways to mitigate inflation in those commodities.

Warren Knowlton: And a very last piece here, the plant productivity and quality, we’ve put in some very robust quality systems. We continue to enhance those systems over time and we’re seeing significant improvements in that aspect of it.

And if you have a – if you have a network which has quality – a good quality process in place and housekeeping and robust productivity, you’ll increase your – you’ll increase the numbers as Tom was saying in terms of the basis point improvement.

Joe Stivaletti: Thanks. Well, thank you and good luck.

Warren Knowlton: Thanks, Joe.

Operator: And we’ll go to our next question, John Coleman with CRT Capital Group.

John Coleman: Hi, guys, congratulations. My only question is, how do you arrive at the 121 million fully diluted – I’m sorry, not fully diluted, fully distributed share number? I mean, I kind of got that number too, but I’m not sure if I’m including the right thing.

Christina Vest: Sure, and it will – it will go in more detail in the public filing, but it’s basically the fully diluted shares outstanding utilizing the treasury stock method and assuming the current 9.80 amount held in trust, but includes all warrants and excludes the 2.8 million of earn out units to be received by the founders.

John Coleman: OK, great. And the other follow-up question, that was so the two point, the number stays the same, so the Hicks sponsor transferring 2.8 million units, been getting 2.8 million units back with different strikes on it basically, subject to earn out?

Christina Vest: Yes.

John Coleman: Good, thank you.

Operator: And our next question is from Raj Nandiwada with SPAC Research Partners.

Raj Nandiwada: Yes, hello, congratulations. I just have one question. That press release said you would have an 8-K at presentation. I couldn’t find it and I just wanted to make sure that it’s not there and I am unable to find it. And the second question I have is, can you throw some light on estimated sales for 2008? I got the EBITDA number of $450 million.

Christina Vest: Let me start with your question about the 8-K and yes, that will be filed. And Warren or Mark, would you like to speak to the sales?

Mark Burgess: It would be somewhere north of, you know, $2.4 billion.

Raj Nandiwada: But you have 2.5 billion in 2007, right?

Mark Burgess: That’s correct.

Raj Nandiwada: OK and any light you can shed on free cash flow projections for 2008?

Mark Burgess: Not at this point.

Raj Nandiwada: OK. All right, I think that’s all I have. Thank you.

Operator: And our next question will come from Derrick Wenger with Jefferies & Company.

Derrick Wenger: Two questions with regards to the outstanding bonds, does this transaction avoid any change of control provisions for the existing bond holders and if you could just speak to that?

Secondly, on the 7.7 multiple, was that based on a $3.2 billion transaction or a $3.5 billion transaction because the gentleman before said that he backed into 450 million, but if you’re using the other figure, it’s for 15 million and I’m wondering which one it is?

Christina Vest: Let me start with your first question. There is no ((inaudible)) control with respect to any of the debt instruments. With respect to the multiple, that would also be assumed the 3.485 number.

Derrick Wenger: OK, so it is the 450 million of EBITDA roughly, and that’s an ‘08 projection for EBITDA?

Christina Vest: Yes, it is.

Derrick Wenger: OK. So that implies your margins are actually pretty attractive giving you a sales level that you’re giving now of 2.4?

Christina Vest: Yes, we actually have one of the – the company has one of the most attractive EBITDA margins in the industry.

Derrick Wenger: Super, thank you. There is no – there is no change of control provision on (either) bond?

Christina Vest: No, there is not.

Derrick Wenger: OK, thank you.

Operator: As a reminder, that was star one if you would like to ask a question at this time. Our next question is from Larry Cohen with Millennium Partners.

Larry Cohen: Hey, guys, first question, what was actual EBITDA for 2007?

Mark Burgess: Our covenant compliance EBITDA number was roughly $440 million.

Larry Cohen: For ‘07?

Mark Burgess: Correct.

Larry Cohen: And what was net income for ‘07 and actual net income for 2008, for ((inaudible))?

Mark Burgess: Yes, net – our net loss in 2007 was actually a $206 million loss. We took an asset impairment charge and loss on disposal of six assets of roughly $177 million and that’s what was the biggest driver of the net loss.

Larry Cohen: OK.

Operator: Mr. Cohen, did you have a follow-up question?

Larry Cohen: Yes, and estimate for 2008, net income?

Mark Burgess: We have not – we have not disclosed that.

Larry Cohen: OK, thank you.

Operator: And our next question is from Neil Danics with SPAC Analytics.

Neil Danics: Hi, good morning. I would appreciate it if you could give me a little bit more color on how you found the company? I saw in the press release a little bit of description, but I’d be curious to know if the SPAC was competing with any other groups to buy Graham?

Tom Hicks: This is Tom Hicks. You know, I said we’ve looked at over 100 transactions. We’ve had really a strong deal flow. Starting in January, we proactively went out to a number of private equity firms that I’ve had long relationships with, including Blackstone.

We engaged – we started engaging with Blackstone about 60 days ago on Graham and there was no auction process. Chinh Chu, if you’re on the phone, you may want to speak to that, but I think we’ve been in a – we’ve been in direct conversations moving in a positive direction for the last two months.

We try to bring to a successful conclusion during the long evening and we just have a little more time we need, so that’s why we’ve reached an agreement in principle. We expect to – we believe we have no material issues left and we should be in a position to sign a merger agreement in the next day or two.

Chinh Chu: This is Chinh Chu from Blackstone. I would second what Tom has said, Graham we believe is a company that has very exciting growth potential. We’re very pleased with the management team and the work, the tremendous work they have done increasing EBITDA in their very difficult environment to resin, having 100 percent resin pass through.

And frankly, we were not intending to do anything with the company, whether it’s taking it public or selling the company, however, we were approached by Tom whom we had had a very long time relationship with.

And by virtue of that conversation, we felt it was a good partnership and although we were not looking to do something, this is a very good partnership that Blackstone and Tom Hicks can partner up to continue to drive value in the company.

Neil Danics: OK, thanks, sir, that’s very helpful. And than an administrative question on closing fees, I’m estimating roughly 30 million including the deferred banking fees. Is that a good assumption?

Christina Vest: All of that information will be disclosed in public filings.

Neil Danics: And the filings are going to be made when?

Christina Vest: Once the definitive agreement has been reached.

Neil Danics: Well, because the press release this morning said that there would be before the call an investor presentation. Is there something coming out today?

Christina Vest: I believe that has already been posted.

Neil Danics: Oh, OK, I haven’t seen it yet, but thank you, everybody.

Operator: Our next question is from Aaron Rickles with Oppenheimer Company.

Aaron Rickles: Yes, thanks, good morning. And maybe this is a question for Tom and probably for Blackstone as well, you know, I guess as you guys talked about the transaction, was there any discussion of how you’re going to drive that growth going forward?

And maybe specifically, you know, the thinking that you can make the company more acquisitive at this point and maybe having, you know, public equity out there as a potential currency? Does that do anything for you? Have you guys talked about that at all? And can you talk about what you’re thinking going forward for growth?

Mark Burgess: Yes, why don’t I – why don’t I start and, you know, then Warren can certainly, you know, add to, you know, to my comments. You know, first of all, we still think that there’s significant earnings growth that can be realized to the earnings improvement process that Warren described earlier.

You know, it’s a very sort of disciplined process throughout the various areas of the organization and by, you know, looking at our business differently than we have in the past, see real upside to, you know, continue to improve shareholder value.

The second item is, and this isn’t sales growth related, but it’s free cash flow generation related, is taking a different look at capital spending in the way versus Graham has necessarily done that in the past and, you know, Warren can give a few more details associated with that if he really talks about the different areas that we’re focusing on to grow the business.

Warren Knowlton: Yes, when we look at this, we look at – we look at our growth curve of adjacent, first and second level adjacent markets that we could participate in. For example, the ready to drink teas where we have virtually no presence today, enhanced waters, adult nutritional drinks, that sort of thing which are fairly low on the growth.

They’re at a nice point on the growth curve where the growth is quite a bit higher than some of the more mature products. So part of the process is identifying those natural adjacencies which would fit well with this business.

And then as Mark had said, the other piece of it is making sure that we continue to focus on an earnings improvement program in everything we do, find ways that we can increase productivity at our plants, find ways that we can work with – work in looking at our overhead structures right across the piece, looking at ways that we – looking in particular areas where we may wish to grow in the future which may be different than today’s configuration or indeed, the configuration we had 18 or 20 months ago.

So it’s a combination really of two different things, and I think you asked a multiple question, so I’ll let, perhaps ask the other speakers to answer the other piece to respond to that.

Aaron Rickles: It was about acquisitions.

Chinh Chu: I think the company’s main focus is on organic growth. There are acquisition opportunities that are available in the market and that will be done more on a (tuck in) basis rather than in large transformational acquisition for the company.

From Blackstone’s perspective, I think we agree with everything Warren said and we’d also like to point out that the debt pay down potential of this company and the fact that capital intensity has been lowered significantly since management has come on and Graham is now one of the best companies that’s measured (on its) capital efficiency, translates into growth and shareholder value.

And Mark, I don’t know if you want to spend any time specifically on that.

Mark Burgess: Yes, I think, you know, what we’ve tried to do is bring much more attention to capital spending, make sure that we’re much more efficient in the way that we’re looking at it versus necessarily the way it was managed historically. It’s our objective to get capital spending to industry norms.

If you look at our cap ex as a percentage of sales in 2005, it was over 10 percent. 2007 was 6.2 percent and our long-term goal is to make sure it’s in that five to six percent range. And we think that by, you know, leveraging a new centralized cap ex approach internally, we have better tools in order to manage the identification and utilization of vital assets.

We are also very focused on sourcing on a global basis, you know, in identifying lower cost solutions versus necessarily the way that we looked at it in the past.

And in general, just have a much more practical business driven capital spending philosophy, so because of all those things, again, the free cash flow generation we think we can generate, will improve from what Graham has shown historically.

Warren Knowlton: I think – I think that’s all in the background of what we can do with our technology and how we can continue to utilize our technology. We mentioned earlier lightweighting, which is finding ways that we can take some of the weight out of the bottle, which has significant advantages in terms of how this company has looked at for sustainability and the placement of our products.

That combined with other initiatives in using multi-layer technology, which Graham is renowned in the industry for, enable us to have I think a significant step forward against our competition in this business.

Aaron Rickles: Sure, and I guess, you know, looking at the numbers, I’d definitely agree with all the things you said, and just to clarify, you know, you did talk about a little bit of a different focus in terms of growing. It’s a less penetrated market, it’s a faster growing market.

You know, that would not require additional cap ex. You could sort of, you know, shift the cap ex and you would expect to remain around, you know, 150ish per year?

Warren Knowlton: Yes, we would like – what we like to do is look at perhaps taking small strategic stakes at some point in time and that, as Chinh mentioned, our first focus is on making sure that we are the – we are doing the right things internally and then looking at the potential of taking small strategic stakes in emerging countries, where our technology would play well and where the customer base plays well.

So that’s a – that’s something that we’re working on simultaneously. It’s not – right now, we’re making sure that the base is correct. We put a process in place in 2007 where we can now look at profitability by SKU, by mold, by machine, by plant, which had never been available in the past.

And that gives us the advantage of knowing which products and in which areas we really would want to grow and how to take advantage of the – of the changes that we can make in other areas to make those better. So I think – I think being data driven is another sort of – another change, another step change which has taken place in this company and that’s lateralized across our managers, across our facilities and also across the array of businesses that we have.

Aaron Rickles: Got you. I guess, not to take up too much time, but you know, have you guys seen any weakness in the sort of core food and beverage segment, I guess, you know, as it relates to any sort of consumer slowdown or as inflation kind of runs through and as, you know, things get more expensive? Have you seen that at all?

Mark Burgess: The impact hasn’t been dramatic. I mean, there are some markets that are more impacted by others, the single serve market, you would see, you know, 20 ounce containers of, you know, of your sports drinks and juices, you know, as showing a little bit of weakness.

But you know, we built that all into our budget and our thinking for 2008 and, you know, feel confident that we’ll be able to achieve the numbers that were outlined early in the presentation.

Warren Knowlton: I think also it’s a trade off when you look at the growth curve. There has been some slowdown in the growth of isotonics, which are – which are some of the sports drinks, but if you look further down in that growth curve, enhanced waters seem to be growing at a faster speed, much faster, so there is a natural replacement cycle that’s taking place. And that’s what we aim to go after.

Aaron Rickles: ((inaudible)), does the two-year, I don’t know if the lockup, but basically a lockup on the Blackstone stake, is there any magic behind that possibly to avoid the change of control or how – what drove that?

Christina Vest: It is an agreement that Blackstone will remain the largest shareholder and will be discussed in more detail in the public filing. This acquisition is effectively taking Graham Packaging public and as such, the transaction does not result in a change of control. Blackstone and its current partners will remain the largest shareholder in the aggregate.

Chinh Chu: And Blackstone is very excited about the prospect of Graham, so we’re pleased to be a long-time shareholder.

Aaron Rickles: OK, thanks.

Operator: And our next question is from Bob Franklin with Prudential Financial.

Bob Franklin: Hi, should this transaction cause us to think differently about the amount of leverage you’ll carry going forward?

Mark Burgess: No, I think one of the areas that we’re very focused on is free cash flow generation and so, you know, you’ll see a company that is focused on capital. You’ll see one that is focused on cash flow management and making sure that, you know, we do have free cash flow generation that can deleverage.

At the same time, you know, this business requires investment and we will continue to invest in it, but as Warren talked about, we’re much more focused on growing in niches and markets where we can make a fair rate of return versus necessarily just growing for growth’s sake.

Christina Vest: And if I could just add, while this is a levered company, public packaging companies tend to carry sizable debt loads given the stability and predictability of cash flows.

If you look at some of Graham’s peers over time, such as (OI) and Crown have been levered in excess of five times in the recent past, and shareholders have really benefited from the strong levered equity returns in both of those companies.

I think we view this as an opportunity for essentially a public LBO alongside Tom Hicks and Blackstone, who are both pioneers in this industry.

Bob Franklin: OK. What level of leverage are you comfortable with?

Christina Vest: The company will be operating at approximately five times leverage, which is where it is currently operating and I’ll let Warren and Mark speak to it.

Mark Burgess: I think part of this is going to be driven, again, by you know, how, you know, opportunities we see on the growth side, but I will tell you, deleveraging from where we are today to some extent is definitely an objective of the company.

Bob Franklin: All right. Do you have a long-term target?

Mark Burgess: Not that we would really want to discuss at this call.

Bob Franklin: OK. And on this call, you’ve been discussing some EBITDA and revenue guidance. Are you going to be providing that kind of guidance going forward?

Mark Burgess: I think we need to think through exactly what that – what that will be as we go through, you know, as we think through what’s right for the company.

Bob Franklin: OK. And last question, you went over pretty quickly in the opening statements who is going to own how much of this. Can you go over that again?

Christina Vest: Sure. That’s included in our press release, but on a – it’s approximately – let me get the right numbers here – Hicks Acquisition existing public stockholders, along with the sponsor entity controlled by Mr. Hicks, would own approximately 66 percent of Graham Packaging common shares outstanding after completion of the transaction.

And the current Graham equity holders led by Blackstone would remain in the aggregate, the company’s largest shareholder with approximately 34 percent of the common shares outstanding. Again, this is calculated as basic ownership and excludes warrants and options from that ownership calculation.

Bob Franklin: OK and how does the Hicks Acquisition and the Hicks sponsorship break up as 66 percent?

Christina Vest: I don’t have those exact figures in front of me, but that is part of the public filings.

Bob Franklin: OK, thank you.

Operator: And our next question is from Bob Amenta with JP Morgan.

Bob Amenta: Thanks, just a couple of follow-ons. The stock you mentioned two years, what about the 350 million, this trust? Is that just through closing or has that got some time-frame on it?

Christina Vest: The 350 million is cash that will be paid to Blackstone out of the cash that is currently held in trust in this pack.

Bob Amenta: OK, so it’s not a trust that it’s going into, that Blackstone has to keep there?

Christina Vest: No, it’s currently held in trust and it will be paid out to Blackstone and its partners as cash.

Bob Amenta: OK, OK, I wasn’t sure on that. And the other thing, I had not – someone mentioned earlier, I’m on the SEC Web site and under Hicks Acquisition, the 8-K filing is still not showing up, so I can’t seem to find it anywhere so I don’t know if you might want to follow up on that if you thought that was already filed. It doesn’t …

Christina Vest: I believe our lawyers have been in the process of doing that and I’m sure it will be up in a timely manner.

Bob Amenta: OK and then lastly, it sounds like you didn’t need to talk to the banks, but were the bank group for Graham talked to as part of this ahead of time or not?

Christina Vest: Again, this is effectively taking Graham Packaging public and the transaction does not result in a change of control.

Chinh Chu: And just a note, to advise us on the deal are Deutsche Bank and Citi and Deutsche Bank and Citi as you will recall have been part of the arrangement of the various tranches of debt for Graham and have been involved with Graham on many capacities dating back to the original transaction in 1998.

Bob Amenta: OK, fair enough, thanks.

Christina Vest: And just one thing to note, Graham has a very attractive capital structure that would be difficult to replicate in today’s market and it’s one of the things that attracted us to this opportunity, so we think it is a real asset.

Operator: And our next question is from Jodi McGlynn with Wells Capital.

(Tom Price): Yes, this is actually (Tom Price) at Wells Capital. It’s nice that you keep stating that this does not trigger a change of control, but from a legal standpoint, could you actually give us some rationale behind that?

I’m looking at the indenture that talks about 50 percent or more not being controlled by the permitted holders, which is in essence Blackstone, so if the Hicks groups can own 66 percent, can somebody give us some rationale behind this?

Christina Vest: The credit agreement effectively has an opportunity for what is considered to be an IPO reorganization, which is what this structure …

(Tom Price): That is the (credit group), but what about the bond holder indentures? That’s a separate legal agreement.

Christina Vest: I believe that all of that will be covered, but this may not be the appropriate venue to get into that level of detail.

(Tom Price): Well, I think it is actually an appropriate venue because this is key to the bondholders’ interest in your company and as you talk about your appropriate capital structure, attractive capital structure, the majority of your capital structure is held by the bondholders who in essence you guys are trying to screw through this transaction.

So I think it is an appropriate venue for you to respond to us. You held a call for the public holders of your securities and I think this is of key interest to your major holders. I don’t know why you can’t give us a reasonable explanation.

Christina Vest: I don’t know. If the company would like to respond to that comment, I think we’ve given our response.

Mark Burgess: Yes, no further comments here.

Operator: And our next question is from Carl Wiseman with Early Bird Capital.

Carl Wiseman: Hi, guys, a quick question, two things, interest expense going out in ‘08. I mean, I looked at (the value) last Q in Graham and it looked like around 50 million. Are you thinking 200 to 210? And also, the cap ex, are you thinking about 150 this year?

Mark Burgess: Yes, I think as far as interest expense goes, with the lower interest rate environment that we’re in right now, you know, the number is somewhat lower than what you describe and of the cap ex, again, while we haven’t given specific guidance, we are, you know, very targeted at that sort of five to six percent of sales.

And that obviously will be impacted by the amount of, you know, growth that we have, but you know, very focused on making sure that we’re spending capital in a ((inaudible)) way.

Carl Wiseman: Also, what percent of capacity is Graham at today? If you look at the facilities that they have, and basically, what you’d be able to do organically without cap ex?

Warren Knowlton: That varies quite widely. Obviously with the on-site network that we have, and that accounts for roughly a third of our facilities, that will – that will vary absolutely directly with the – with the partner. And utilization is usually at very high levels there. There is some seasonality today.

There is a seasonal factor on what we do, so when you talk about seasonality today, there is a (build) getting into the summer season for example in sports drinks and then drinks that have – some of the other products that we’ve mentioned, the ready to drink teas and that sort of thing.

So the answer really is it depends, it depends on when you’re measuring it and it also depends on the network characteristics, whether you’re looking at co-located sites or sites that are in – not co-located.

Carl Wiseman: All right, thanks.

Operator: And we have time for one additional question. Our next question is from Barrett Eynon with Brownstone Asset Management.

Barrett Eynon: Yes, I have a question on the SPAC. You guys, I guess traded this thing October 7. Was there a certain time period you had to invest it by before you had to return the (mind) to shareholders?

Christina Vest: Oh, yes, the initial filing predicated on 18 months in which to sign a letter of intent and once the letter of intent was signed, an additional six months to consummate the acquisition.

Barrett Eynon: OK. And then when you mention I think multiple comps are trading on eight times or higher, can you explain exactly which comps you’re talking about?

Christina Vest: Yes, it’s all in the public filings.

Barrett Eynon: Which filings? The ones that haven’t been filed yet?

Christina Vest: Yes, the ones that are to be filed shortly.

Barrett Eynon: OK. And then can you mention when you expect to report your second quarter?

Mark Burgess: It would be roughly, you know, August, you know, August 10 or thereabouts.

Barrett Eynon: And one last question, is there any sense that you guys are going to try and, you know, sort of grow internationally because I was assuming, you mentioned ((inaudible)), that’s a much more international company than Graham is, so obviously Graham should, you know, reasonably trade at discount to that.

So I’m just curious in terms of what your focus is in terms of growing the company internationally.

Warren Knowlton: Well, about 20, 22 of our facilities today, so you can say roughly a quarter of the facilities, a little bit more than a quarter of our facilities are outside of the United States and Mexico. So particularly in South America and Europe would account for 15.

We look at – we look at continuation of growth in South America and if there’s good potential to grow more quickly there, also looking at Eastern Europe as potential for expansion because it’s a natural of our – we have several Polish facilities and getting into – we just recently appointed a new general manager to that business who is Eastern European.

And getting further into Eastern Europe is definitely an option. And then, as Mark and I had mentioned earlier, looking at taking strategic stakes further East in developing countries is something that we are considering now and I would hope that we’d have some resolution of going forward.

Barrett Eynon: I got it, thanks.

Operator: That concludes our question and answer session today. At this time, I would like to turn the conference back over to Ms. Vest for any closing or additional remarks.

Christina Vest: I believe that concludes our presentation for the day and we thank everybody for joining.

Warren Knowlton: Thanks.

Operator: This concludes today’s conference call. We thank you for your participation. You may now disconnect.

END